Exhibit 99.1

SCRIPT FOR
LOCATION BASED TECHNOLOGIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
1:00 P.M.PDT – September 16, 2013

PRESIDING: Chief Executive Officer (David M. Morse)

Slide 2: Meeting Agenda

I want to thank everyone for reconvening with us today for the 2013 Annual Shareholer’s Meeting. With me today is our co-founder and chief operating officer, Desiree Mejia as well as our CFO, Eric Fronk.

I’m sorry to report that despite our best efforts, we still were unable to achieve a quorum which means we cannot hold a formal meeting. Upon the advice of our corporate counsel, we are not going to hold a formal shareholder’s meeting this year. In the meantime, the our board of directors will take certain actions within the scope of the powers granted to them by the Company’s bylaws, to ensure that we will attain quorum next year.

The net effect of not holding the meeting this year will be minimal. Our bylaws provide that our current board members will continue in their service until our next shareholder meeting, so our board will remain unchanged. The cancelled meeting should have no other impact on the Company.

Speaking of our Board, I would like to take a minute to acknowledge their outstanding service to our company. Chuck Smith, Gregg Haugen and Dave Meyers have been with us since 2011 and we sincerely appreciate all of their hard work and dedication.

Sadly, on January 17th of this year, our fellow board member and dear friend Ron Warner passed away suddenly in his home. Ron has been with us in one capacity or another since the beginning of this company, and his passing was a terrible loss for his family and for us. Ron truly believed in us and our ultimate success. He was a wonderful friend and a trusted advisor, we will miss him greatly.

Shortly after Ron’s passing we were fortunate enough to be introduced to our newest board member, Mr. Jeff Devlin. Jeff has over 25 years of experience in the advertising and entertainment industries, and his Rolodex is practically boundless. Jeff has already been instrumental in setting up some very big meetings for us and we’re thrilled to have him onboard.

Even though we’re not going to proceed with a formal shareholder’s meeting, I think it’s in the best interest of our company and our shareholders to proceed with the corporate update portion of our presentation. With that said, we will press on.

Slide 3: Safe Harbor Statement This presentation contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see our most recent filings with the Securities and Exchange Commission.

Slide 4: Dave’s Overview

2013 was really an extraordinary year for LBT that saw our business take some definitive steps towards being a mature company. Our products continue to be regarded as the best in the world not only within our industry but by Fortune 500 corporations and government agencies. Our revenues continue to grow aggressively and on a year over year comparison, we are significantly stronger than we were at this time in 2012.   LBT is making more money today than it ever has and we are still growing.

One thing to keep in mind as we go through this presentation is that we just closed our fiscal 4th quarter two weeks ago. Accordingly, we don’t have the final numbers in just yet for the quarter, which also means we don’t have the final numbers for the 2013 fiscal year. I will be able to make some educated guesses about our Q4 performance, but just bear in mind whenever I talk about the 4th quarter for 2013 or the 2013 fiscal year as a whole, it’s going to involve some level of approximation.

Slide 5: What We Said Last Year

1.	Let’s take a look at how we have performed against our commitments set last year during our Shareholder meeting:

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We believe in accountability and it’s something we’ve attempted to instill as part of our corporate culture at LBT. As part of that maintaining accountability with you, our shareholders, every year I’d like to prepare this type of report card, which includes goals we discussed last year, and whether or not we were able to achieve those goals.

In the end, I understand that our financial statements are the ultimate report card for any company, but I believe this will give you additional insight to our business as well as another tool with which you can gage our performance.

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Starting at the top of the list, last year we talked about our LBT-886, which is our extended life GPS device. This product is ideal for business and organizations that need to locate assets, cargo or people and want the flexibility of having a battery life that lasts up to 3 months on a single charge. We were able to successfully launch the product last year and we have received purchase orders for these devices from commercial customers (like AT&T). We recently announced that the 886 has received all of its governmental and network certifications, so we can now make the device available to consumers.

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Next, we’ve been talking about Mexico for some time. Two years ago, we were working with the largest carrier in Mexico, Telcel, because they wanted to bring our PocketFinder products into Mexico. They were very bullish on our prospects, and they told us we were “going to sell millions of units”. Much to our disappointment, that opportunity was derailed when the people we were working with at Telcel were relocated. Then, last year, we were in discussions with a couple of large banks and insurance companies inside of Mexico, and we’d even received a purchase order from one of them. We thought for sure we’d see a tremendous channel of device sales into Mexico. Again, it didn’t work out as we’d hoped.

Far from giving up on this region, we’ve had to start over again in Mexico.

More recently, we engaged a Mexican distributor called SAS Reps, and they have started to sell our product in Mexico. Penetration has been mild (which is why I gave us an incomplete in this category), but we have re-engaged in talks with Telcel. The new folks in charge at Telcel appear to have regained interest in PocketFinder and we are pursuing that relationship.

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Our next goal was to enter into business relationships with 1 domestic and 1 international Tier 1 carrier, and we were able to do that. We are now working closely with AT&T at home and EE in the UK. We’ll get into more detail on these relationships later, but both of these are tremendous milestones for our company.

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The next goal was to secure 1-2 significant contracts with large corporations and/or governmental entities. I’m giving us a check minus here because, while we didn’t actually complete any sales to a large corporation (like an airline) or a governmental organization (like the military - due to the sequester), we have recently begun to work with the Department of Energy on integrating their severe weather tracking technology onto our GPS platform. Our goal is for certain utility companies across the country to use our devices to locate and track their assets and key personnel. With the Department of Energy’s weather tracking technology integrated into our platform, these utility companies can watch storm data in real time and allocate people and assets more effectively. It’s a tremendous opportunity for us and I will talk more about it later in the presentation.

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Next item is without question the most important task on this list, and that is to achieve profitability. Even though we haven’t closed our fourth quarter yet, we know we’re not quite going to make it. Although this is a big disappointment for all of us, we are getting close. In fact, as recently as a couple of months ago I thought we were going to hit this milestone. We have 1 large pending order from an international corporation that would have made us cash flow positive had the LOI closed.

As it is, however we are still short of our mark and we take full responsibility for the shortfall.

The question of course, is how close are we? How many more units do we have to sell and how many more subscribers do we need before we become financially self-sustaining? For the past couple of years, we’ve been saying that we need 60k subscribers to become cash flow positive. This number was derived based on the assumption that we would be relying only on Apple to sell PocketFinders to consumers. Two important things to keep in mind: 1) When we sell units through Apple, we receive minimal value on the hardware sale and 2) consumers who (including those who purchase through Apple) only pay $12.95 per month, as opposed to our business customers who pay $15.95 per month. As it turns out, when we sell our products through other channels we do make more money on hardware sales and our commercial business has been the fastest growing segment of our company.

What this all means is that we’re going to break-even long before we reach 60k subscribers. Alluding to the comment I made earlier that the LOI would have made us cash flow positive, it would not have put us over 60k subscribers, but the economics of the deal would have made us profitable this quarter just the same.

Turning back to the question of how close are we, a 10,000 piece order of LBT-886 devices, with the customer paying the full value for the hardware and $15.95 per month, should get us there.

Keep in mind the economics of almost all large deals are a little unique, so it’s not an exact science, but now at least you have a ballpark.

Although this wasn’t the news any of us were hoping for, you can see how close we’ve come.

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Next item was the launch of a 3G device, which we did. The LBT-886 is available in 3G, which is really helpful for the US market as a lot of the Tier 1 carriers, namely AT&T, are moving away from 2G products. AT&T told us that if we wanted to sell our PocketFinder products in their stores, it had to be 3G compatible. Since the LBT-886 will also serve as the chassis for our new PocketFinder vehicle unit, we now have a 3G device which will work on the AT&T network, so we’ve approached AT&T about selling through their stores. We’ll get into this in more detail a little later in the presentation.

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Our next goal was to expand our sales footprint internationally, which we’ve done. Our products are currently being sold in the UK, Canada, Mexico, Ecuador and Columbia. We also believe that before the end of the year we will also be in Australia, Singapore and perhaps one other Asian country.

●	The next two items we’ve completed. Our commercial business is growing faster than our consumer business and the military has completed testing of our 886 device.

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Finally, as I just discussed we are moving into Asia with a particular focus on getting into the Apple stores in China. We’re working on obtaining a couple of device and packaging approvals that we need in China, but we’re under way. Ideally, we’d also like to sell through Apple in Malaysia, Thailand, Taiwan, Indonesia and Hong Kong.

Now I’d like to turn the call over to Desiree to discuss some of the 2013 highlights.

Slide 6: 2013 Highlights:

o

Thank you, Dave. This slide illustrates some of last years’ highlights, a number of which we’ve already touched on. As you can see, our IP portfolio remains robust, we’ve acquired over 350 small/midsize business customers since last August. We’ve entered into a sales relationship with EE, the UK’s largest M2M carrier, received and filled our first large order from AT&T and had the 886 receive all of its governmental and network certifications. It’s been a very busy year for us.

The last bullet point on this slide is actually a really big coup. We recently became an authorized reseller of Iridium satellite technology. Typically Iridium only works with the largest organizations in the world, like Telstra and DeLorme. Iridium is going to allow us to incorporate their technology into our products, which is going to open up a couple of very large channels for us, namely the US military and global shipping companies. More on the Iridium relationship later.

Slide 7: Business Update

Slide 8: Products:

●	I’m sure by now everybody is familiar with our products. I’d like to spend a minute going over our commercial products which are located on the right side of the slide.

Slide 9: Product Comparison

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The product on the left is LBT-886. You can see it has a battery life of up to 3 months, is 2G or 3G compatible, can be powered by its own internal battery or tethered to an external power source (like a car battery). It’s water resistant and the 3G will retail for $250.

●	It’s also worth noting that the versatile 886 is going to become the chassis for our PocketFinder Vehicle product.

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To the right of the 886 is a picture of our new LBT-Personnel tracker. This device is almost identical to the 886 except on the far left side of the device is a button, which can be depressed to send out an emergency alert. While the 886 is ideal for tracking assets, the Personnel is ideal for lone workers. We’re very excited about this new product and we believe our sales channels will be commercial and governmental in countries with lone worker laws in place.

The Personnel device is a little more expensive than the 886, so the 3G version will retail for $265 but it’s going to be a great addition to our family of products. Two notable differences between the 886 and the Personnel tracker – first, the standard 886 is only water resistant, while the standard Personnel tracker is water proof and second, the 886 can be connected to an external power source, while the Personnel tracker cannot.

Slide 10: Updates and Features

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We’re always trying to improve the functionality of our devices and in 2012 we really focused on improving our power management and battery life. In 2013 we spent the majority of our efforts building a commercial sales presence and refining the quality and precision of our locates.

●	This slide illustrates some of the enhancements we’ve made to our system.
o

Dilution of precision data is an esoteric industry term, that basically means our products are now able to select and transmit the most reliable GPS data, which significantly increases the accuracy of the locates. The specific problem we’re trying to combat is global drift, which basically describes a scenario on which you get a singular locate in a series which is extremely inaccurate. For example, if your device is on a charger at home in California and you experience global drift, your device will suddenly give one locate that’s in Arizona. I won’t get into the specifics about why this occurs, but global drift is a significant problem for all GPS products, not just ours.  Our new technology significantly reduces the dilution of precision data which means our customers are going to experiencing less global drift.

o	Based on customer feedback we’ve added a number of new features and enhancements to the commercial interface. These features include:
■	Traffic overlay so you can now see traffic congestion on freeways (this feature was also added to our consumer interface);
■	Customer address lookup and directions;
■	Asset type assignment; and
■	Zone banks, which allow users to set a zone once and apply it to multiple devices.

Ultimately all of these changes make our interface cleaner, easier to use, and provide more of the critical information customers want.

o

Another big problem for our industry is false alerts. When someone establishes a geo-fence, they could receive a false alert, usually triggered by global drift. We’ve enhanced our software so that false alerts are going to be greatly reduced. Generating fewer false alerts will make a big difference to our customers.

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These are just some of the improvements we’ve made over the past year, and we will continue to make improvements this coming year. We’re never going to stop making our devices better. We take a tremendous amount of pride in making the world’s best GPS devices and through our continued innovation we will remain the leader in this space.

Slide 11: R&D Update

Thank you, Desiree. In addition to upgrading our back end we’re also constantly improving and enhancing our hardware. Almost always, these upgrades are initiated at the request of customers or potential customers.

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We are in the process of developing a 3G version of our PocketFinder. Having a 3G consumer device will enable us to sell through AT&T’s retail stores and through other territories which only support 3G like Australia and Hong Kong.

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We’re also working on an attachment to our 886 device which would enable it to sense and transmit light, temperature and relative humidity data. This device will be particularly useful to customers like Parsis, our partner in Ecuador who resells our products to a number of companies, including some which are involved in shipping fresh cut flowers. Obviously this type of functionality would be great for them. Additionally, the FBI has expressed interest in our devices and they too have requested a light sensor. They want to use our devices to track high valued property as they’re shipped back and forth across the country, and around the world. Their use case would involve placing the device inside of the shipping case, and if the case were opened in transit, they would receive an alert because our device sensed light. The FBI is currently testing a prototype.

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We’re also in the process of developing an App for iPhones and iPads which will enable users to turn their Apple devices into PocketFinder devices. The App will be available in 2014 and users will have to pay for the download, but we haven’t determined how much at this time.

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Finally, we’re developing a duel Iridium/GSM GPS device. This project has been undertaken at the request of the US military. As you know, the agencies within the military that have tested our 886, love the device and the end user interface. But the military is somewhat limited in how they can use the 886 because it’s a “terrestrial” device, meaning it transmits its GPS data only through a cellular network. For certain military applications, the 886 will work well, but there is a much larger market if we can produce a device that works on the Iridium satellite network, so that the device will transmit location almost anywhere in the world.

We’re going to use the next to slides to illustrate this point in more detail.

Slide 12. Traditional GPS Platform

This diagram illustrates the way in which a traditional GPS device (like the PocketFinder or the 886) works. The device receives the satellite location data, and transmits it to a cell tower. From the tower, the information is run through the public switch to our servers and then out to our customers.

This model works well as long as you’re in an area with sufficient cell towers. And the military certainly has applications for which the 886 will be ideal.

However a traditional GPS device doesn’t work well in places like a desert, an ocean or a jungle – which of course is where our military tends to operate.

Slide 13: Iridium/GSM Device

The dual Iridium/GSM device will operate on either the cellular network or the Iridium satellite network. What this means is that if a cell tower isn’t around, the device will still transmit its location data to our servers via the Iridium satellite network. This device will work almost anywhere in the world.

The dual device is expected to be ready for production by the end of the calendar year and we’ll begin the certification process shortly thereafter.

Representatives from the military have told us that they are very excited about this device and they could place an initial order within the next 90 days depending on new budgets being released.

Finalizing and delivering this device is a big objective for us this fiscal year.

Slide 14 Retail Market

Retail sales have continued to climb in spite of the fact we really haven’t done much marketing the past year. From the end of the 3rd quarter of 2012 to the end of the 3rd quarter 2013, (so that’s from May to May), retail device sales increased approximately 70%. Again, we haven’t closed our 4th quarter yet, so I can’t give a fiscal year over year comparison at this time.

You can see a list of companies that are carrying our product and we hope to add AT&T to that list in fiscal 2014.

I’d also like to draw your attention to the picture at the bottom of the screen. Last month on Raising America, which is a show on CNN’s HomeLifeNetwork, did a head to head comparison of three different GPS devices, including the PocketFinder. Of the three devices, the PocketFinder was the only one that received positive feedback from the audience and as you can see, the response was overwhelming.

This is yet another proof point to substantiate our belief that we build the best personal GPS devices in the world. Time after time we beat out competing products in head to head competitions. Whether it’s with the US military, Apple, AT&T or consumers like the ones in the Raising America audience, our products always seems to come out ahead - and it’s not even close. We are simply the best of breed.

I encourage you to watch the show segment because it’s really fantastic. You can see the clip by entering the link at the bottom of the page into your browser’s navigation bar, or by visiting www.hlntv.com and type the word “PocketFinder” into the search field located on the upper right side of the page.

Slide 15 Commercial Market

The commercial market has been a big focus for us this past year and we’ve made some significant headway. From the end of May 2012 to the end of May 2013, we’ve increased commercial device sales over 500%, NOT including the sale to AT&T. If you include the AT&T sale, we’ve increased commercial device sales over 1,000%. This is clearly a big growth area for us, which is why we’ve spent most of our energy and resources attacking this market.

What’s particularly noteworthy is that we’re seeing a lot of existing customers re-order. In fact, approximately 25% of our total commercial device sales are add-on orders, meaning existing customers are buying more products.

The typical pattern we experience, is that a small business with say 30 trucks in its fleet might start out by ordering 5 devices. Then, after about a month or two of using our devices, they buy devices for the rest of their fleet. We have found that when businesses use our product, by and large they are pleased with the performance and they order more devices.

Clearly small and midsize business customers will continue to be a major area of focus for us in 2014.

Slide 16 Carrier Update

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In addition to the small and midsize customers, we’re also hunting some whales. The four big ones we’re currently working with are AT&T, Telstra (which is Australia’s Tier 1 carrier), Telcel in Mexico and EE in the UK.

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Let’s start with AT&T: As you know we’ve been working on a two-front business plan with AT&T. They’re currently our largest customer as we’ve sold them several thousand devices which they’re in the process of installing in their emergency response equipment in the US. We have been told that they will place another product order, but we still don’t know when. My best guess is that it will come before the end of 2013.

They’ve also told us that they’re planning to install our devices on not only their existing emergency equipment, but also on all of their new emergency equipment as well. We are going to send our devices directly to the manufacturer so our LBT-886 will be part of the OEM process.

This is significant for 2 reasons. First, our devices will now be capitalized into the cost of the equipment purchase. Each division within the company has a relatively limited amount of discretionary dollars they are allotted every year. Last year, the emergency response division allocated some of those precious dollars to buy our devices. Going forward, however, our devices will be part of the overall capital expense budget used for equipment, which is a much larger pool of dollars. Basically, in laymen’s terms, this all means it’s going to be a lot easier for divisions within AT&T to buy our products.

The second reason this is significant is because taking the step of selling through an OEM strengthens our relationship with AT&T. They obviously feel like they’re going to be ordering products from us or they wouldn’t have gone to the trouble to taking this step.

One other thing I’d like to mention with respect to AT&T: even though our initial sale was to the emergency response division, there are a number of other divisions that are also evaluating our products. This includes their commercial division, which is evaluating our 3G products for resale to commercial customers. We think we may be able to get an order from one of these other divisions before the end of this calendar year.

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Next is Australia’s largest carrier, Telstra. We’ve been working with Telstra for some time and it appears as if things are finally coming to an action point. Telstra has done a tremendous amount of market research in the LBS space and they’ve decided this is an area in which they want to get active. They’ve tested our devices and they love our platform. Telstra is a 3G network, so our PocketFinders don’t work well in their region but our 886 Vehicle units do.

We aren’t sure what a relationship with Telstra is going to look like. It could be a licensing agreement, or a reseller agreement or something in between; we’re still working out those details. But I do think we stand a good chance of getting something done with Telstra this fiscal year.

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If you’ll recall earlier we spoke about Telcel and we had a bit of a false start with them a couple of years ago. Part of the issue they had, was that they didn’t have a robust M2M platform, which is essential for our devices. A few months ago, we were informed that Telcel had completed the integration of their new M2M network and they wanted to resume discussions with us. Telcel has completed testing of our devices and the feedback we received was that the performance was great. We are now awaiting feedback on next steps.

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Finally, there’s EE. They are still selling our devices online and through a couple of their larger Flagship stores in London. The big development with EE has been the agreement we signed which will allow us to purchase their SIM’s for our international customers with very competitive monthly service rates. This will allow us to expand our global footprint into territories we didn’t think would be possible with reasonable rates, such as Africa and parts of Asia. EE is going to be a tremendous partner for us for a long time to come.

●	Now I’d like to turn the call over to Eric Fronk to discuss some of the financials.

Slide 17 Financial Picture

●	Thank you, Dave. Slide 17 just illustrates conceptually our device sales and device activation growth for the last 3 quarters.

●	You can see from the graph that Q2-Q3 hardware sales were basically flat but we did have an increase in activations and an increase in device sales to AT&T.

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To give you a year over year perspective of our growth, in the 3rd quarter of 2012, we generated revenues of approximately $134,000. In the third quarter of 2013, we had revenues of approximately $755,000 for the quarter (that number does include AT&T sales). That’s over 500% 3rd quarter revenue growth.

●	Annual sales for 2012 were roughly $597,000. We think 2013 revenues should come in somewhere between $1,555,000 and $1,900,000 depending on how our fiscal Q4 closes.

●	In a worst case scenario we’re looking at a 250% year over year revenue growth. Device sales will also increase over 150% from fiscal year 2012 to fiscal year2013.

●	So even though we’re not profitable yet, we’re clearly moving in the right direction. And as Dave stated earlier, we believe we are 1 sizable order away from achieving profitability.

Slide 18 What’s Next

Thank you, Eric. I’d like to talk to you now about what we expect to happen this coming fiscal year. As with almost everything we’ve discussed today this information is speculative so I’d just like to remind everybody that none of this should be construed as any sort of performance guarantee. This is just our best guess as to what our 2014 fiscal year is going to look like. With that said, let’s turn to the opportunities that we have in front of us.

Slide 19 Significant Opportunities

1)	US Government
a.

The government organizations are very high on our priority list. Government vendors are a very exclusive club but once you’re in, you’re in, and I really feel we’re close to getting in. As we’ve mentioned in our filings, we’ve been negatively impacted by the spending sequester because the military division that intended on purchasing our 886 had their funding cut. Since there is no immediate end to the sequester in sight, we don’t know when they’ll be able to purchase. But, as we discussed earlier, I do think that our dual Iridium/GSM device will gain traction in the near future, possibly even before we have a working prototype. The branches of the armed forces that are interested in the dual device are not impacted by the spending sequester, so they can order products as needed. I wouldn’t expect an initial order to be large in size, but we just want to get our foot in the door with a first order.

b.

The other significant opportunity is with the Department of Energy. We touched on this briefly a little earlier in the presentation, but the DOE wants us to sell our 886 product to utility companies in the US. This includes water, power and phone companies that provide infrastructure services to our cities. We jointly believe that having the DOE’s weather tracking system integrated onto our platform will create a powerful tool for utility companies to use when responding to emergency situations.

c.

Finally, we are working with the FBI and other Federal organizations. The FBI is initially interested in purchasing our 886 with a light sensing monitor. Their specific objectives are to track assets and receive notification if a container with high value property is opened in-route, during shipment. The FBI is testing a unit as we speak. If we do get an order from the FBI, I wouldn’t expect their initial purchase to be large, but I do think that over time they could become a very large customer.

2)	Airlines
a.

According to Berg Insight, marketresearch.com, the use of tracking devices to locate shipping containers is estimated to grow 49.1% by 2017. That is one of the many reasons why we continue to work with a number of large international airline carriers who have expressed interest in purchasing our 886 device expressly for the purpose of tracking their containers. We see this channel as being a potentially lucrative one for us down the road, and we hope to consummate a relationship with a major airline this coming fiscal year.

3)	Auto Dealers
a.

One of our recent sales initiatives has been to sell our vehicle devices to auto dealers so they can be installed at the point of purchase. Some of you may ask why we didn’t do this sooner. Let me tell you, it’s not easy. Auto dealerships are also a very exclusive club, so it’s not easy to break in. But we believe we’re close. We’ve been working with some specialists in this area and it looks like we may start seeing some traction in the calendar 4th quarter. We believe this market is perfect for our vehicle product and we believe that once we’re in, we can start gaining market share. That’s certainly our aim this year.

4)	Asia
a.

We recently signed an agreement with an Apple distributor in Asia, who will distribute our products online and to stores in the region. We are currently in the process of having our package translated and approved by local government agencies. The tricky thing about Apple is that they want 1 package for the entire region. There are an abundance of local dialects in that area of the world, so we’ve been challenged with creating a box that conveys our message with more pictures than words. It’s been a difficult task but I think we’ve settled on a solution which will allow us to enter the most appealing markets. As soon as our boxes are approved, we can start selling into Singapore and other countries will likely follow this year.

5)

International Distributors: This past year we entered into partnerships with three significant resellers, the largest two being D&H Distributing (a global distribution company) and Synnex Corporation (also a global distribution company); the third distributor is SaS Reps which has a primary focus on Mexico and South America. D&H and Sas Reps have ordered product form us and we expect to receive Synnex’s first order very shortly.

6)	Strategic Partnerships
a.

The largest single impediment to our progress in 2013 was our access to capital or lack thereof. We could have grown much faster, if we’d had a war chest to draw from. Obviously with our stock where it is, we’ve been reluctant to do a significant raise, so what we’ve done is to reach out to some larger companies that might be good strategic partners for us. The idea being that we would not only mutually benefit from a business relationship with a strategic partner, but they could also make a capital investment at a more attractive valuation. An ideal strategic partner will recognize our company’s intrinsic value, for which the market currently simply isn’t giving us any credit.

Just to give you some idea of why I believe our stock is undervalued, a senior executive at Qualcomm once told me that to have just 1 product become FCC, PTCRB and network certified, is worth approximately $25-$30M. That’s based on an estimated expense of time and money to successfully undertake such an endeavor. We now have 2 such devices and by the 1st quarter of 2014, we could have a third; not to mention we own an extraordinary portfolio if intellectual properties. So just the salvage value of our business could be worth 2-3X more than our current market cap and that’s without assigning any worth at all to the actual growth of our business. So I believe we’re undervalued.

We are currently in discussions with a few potential strategic partners (both foreign and domestic) and there are 2 in particular which look interesting to us.

I don’t know for sure if we’re actually going to consummate a relationship with a strategic partner, but it’s definitely something we’re evaluating very seriously. Gaining the right strategic partner could accelerate our growth and benefit all of the parties involved.

7)	AT&T
a.

Finally, AT&T represents another big opportunity for us this year. The only thing I’ll add to my previous comments is that we are going to try to get our devices into their retail stores for the holidays this year. It’s a bit of a long shot but we’re in the process.

Slide 20 Where are we going?

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I’d like this slide to serve as the template for next year’s report card. Obviously profitability is at the very top of the list. But we expect to open up at least 1 and hopefully 2 government sales channels, whether through the DOE, military or FBI. We want to secure at least 1 and hopefully 2 AT&T re-orders and gain entrance into at least 1 other big box retail store.

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We believe we’ll be able to launch in Apple stores in Asia. The big goal for us is to get into the Apple stores in China. As soon as we can clear the regulatory hurdles and get our devices certified on the Chinese network we’ll be there. We are also looking in to other Asia based distribution opportunities that make sense from a cost and resource perspective.

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We want to secure at least 1 additional relationship with an international carrier like Telstra or Telcel, and we’d like to finish up our dual Iridium/GSM device and have that certified, along with our 3G PocketFinder device.

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Last but not least, we intend to continue growing our international channels, particularly though our existing customer base. We have a pretty high re-order rate and we’d like to keep that going through 2014.

Overall it was a very productive year and we still have a lot of opportunity ahead of us in 2014. We are extremely proud of the progress we’ve made and the growth we’ve seen in the past 12 months. I think 2014 is going to be an even better year for us and I expect next year’s report card to reflect our success.

I want to thank all of our shareholders for their continued support.

Many of you have asked how confident we are in the future of our business. In some respects, that’s not an entirely fair question because obviously I deeply believe in what we’re doing or else I wouldn’t be here. But I’m also an insider so I have an insider’s perspective.

I think a better gage would come from somebody who knows our business really well, but doesn’t live it every day. Somebody who has both knowledge and perspective.

In just the past month, two of our board members invested a total of $1.5M dollars at a premium to the current market price. To me, that is the most insightful barometer for the prospects of our business anyone could ask for. It was a tremendous vote of confidence from two men who understand our business intimately but aren’t so close to it that they can’t see the forest through the trees.

Dave and Gregg clearly believe in what we’re doing and they’ve come forward in a meaningful way to support our efforts. We are very grateful for their support, and I hope our shareholders will gain some level of comfort not just from their investment, but from the clear message it sends; we believe this company has a tremendous future ahead of it and I hope all of you will share that future with us.

We want to thank all of you for attending today’s presentation and we will now take questions.